Exhibit 99.1

Press Release	6714 Pointe Inverness Way, Suite 200
January 28, 2008	Fort Wayne, IN 46804-7932
260.459.3553 Phone
260.969.3590 Fax
www.steeldynamics.com

Steel Dynamics Reports Strong 2007 Fourth Quarter and Annual Results

FORT WAYNE, INDIANA, January 28, 2008— Steel Dynamics, Inc. (NASDAQ-GS: STLD) today announced strong fourth quarter and full-year results for 2007. Net sales grew to a record $4.4 billion, a 35 percent increase over 2006 net sales of $3.2 billion. Consolidated shipments increased 32 percent to 6.2 million tons of steel, fabricated steel, and ferrous and non-ferrous scrap resources. 2007 net income was $395 million, approximately the same as 2006’s net income of $397 million. 2007 earnings per diluted share reached a record $4.02 compared to $3.77 per share in 2006. Per-share earnings increased despite a modest decrease in earnings due to the reduced number of shares outstanding as a result of the company’s extensive share repurchases during the year.

During the fourth quarter of 2007, net income was $98 million, or $1.00 per diluted share, in comparison to $105 million or $1.03 per diluted share in the fourth quarter of 2006 and to $101 million or $1.06 per diluted share in the third quarter of 2007. Net sales for the fourth quarter were $1.5 billion, 73 percent higher than the fourth quarter of 2006 and 25 percent higher than the third quarter of 2007. The primary driver for the quarter’s increase in net sales was the October 26, 2007, acquisition of OmniSource Corporation. OmniSource was dilutive to fourth quarter earnings by approximately $0.07 per diluted share as previously forecast. Of this amount, purchase accounting adjustments represented $0.01. Net income per share exclusive of the OmniSource transaction would have been $1.07, which was at the high end of our original and mid-quarter guidance, $0.01 higher than the third quarter’s diluted earnings per share and $0.04 higher than the fourth quarter of 2006.

“Our 2007 results are indicative of our success as it relates to diversification and growth strategies,” said Keith Busse, Chairman and CEO. “In a year when flat-rolled steel, the largest market segment in the U.S. steel industry, struggled, we experienced record consolidated results. Our strategy to diversify from the flat-roll steel business that we started in the mid-1990s into a multi-product steel producer has resulted in five steelmaking operations, plus related steel processing, fabricating, scrap, and virgin-iron resource operations. Our steelmaking operations each produce distinct steel products that permit us to serve a variety of end markets. During 2007, while our shipments of flat-rolled sheet declined 2 percent, our structural steel volume increased 15 percent and shipments of engineered bars increased 9 percent, netting a 4 percent year-over-year increase in steel shipments from our three Indiana mills that were owned and operated throughout 2006 and 2007. Total steel shipments, including acquired steelmaking operations, grew to 5.6 million tons in 2007, a 17 percent increase over 2006.

“Also contributing to SDI’s revenue growth were three noteworthy acquisitions in 2007: OmniSource Corporation (October 2007), The Techs (July 2007), and Elizabethton Iron (April 2007). The integration of these operations is proceeding well, and we anticipate further efficiencies to be realized throughout 2008.

“Our outlook for 2008 is very positive,” Busse said. “Conditions in the U.S. steel marketplace are favorable, absent major events that could severely reduce steel demand. Even with the slowdown in the U.S. economy in 2008, we are currently seeing stronger demand for flat-rolled steels than in 2007, due principally to low steel inventories and an expected lower level of steel imports. For long products, demand continues to be strong as we enter the first quarter, and we believe that it will continue. Meanwhile, ferrous resources have seen dramatic price increases in the past few months, and may remain strong. Significant steel price increases have recently been announced in the industry, yet we expect that the higher steel selling values will be somewhat offset by the increased costs of steel scrap and other inputs. We also expect increased demand for and higher pricing of ferrous scrap to have a positive effect on consolidated earnings in the first quarter. As a result of all of the above, we currently foresee improvement in SDI’s earnings to a range of $1.10 to $1.20 per diluted share in the first quarter of 2008.”

During 2007, the company continued its share repurchase program. A total of 12.6 million shares were repurchased in 2007 at a cost of $534 million. A total of 2.1 million shares were repurchased in the fourth quarter. At December 31, 2007, an additional 3.0 million shares remained authorized for repurchase, and the company had approximately 95.2 million shares of common stock outstanding.

Fourth Quarter 2007 Operating Segment Information

Steel Dynamics reports three primary operating segments. The following information highlights fourth quarter 2007 results for each of these operating segments.

Steel Operations. SDI’s largest segment remains Steel Operations, representing 65 percent of the company’s fourth quarter net sales. This segment includes five steel mills and related steel processing facilities such as the Techs, which produce galvanized steel sheet using substrate that is sourced primarily from third parties. The finished steel that is shipped by The Techs is included in this segment’s production and shipments.

Fourth quarter 2007 Steel Operations shipments were 1.5 million tons on net sales of $1.0 billion. The fourth quarter’s average selling price per ton for steel operations increased $11 to $710 from $699 in the third quarter and increased $36 from the year-ago quarter. Compared to the third quarter of 2007, selling price increases were strongest in structural and merchant-bar products. The average scrap cost per net ton charged increased $9 compared to the third quarter, but was $47 higher than the fourth quarter of 2006. Operating income for the steel segment was $188.3 million, or $131 per ton shipped, excluding profit sharing costs of approximately 8 percent.

Starting in the third quarter, Steel Operations’ operating income per ton and operating margins are lower than historical levels due to the inclusion of shipments of galvanized steel by The Techs. Although The Techs operate three very efficient and cost-effective steel coating operations, the margin for the galvanized steels produced by The Techs is lower than SDI’s other galvanizing operations due to the incremental cost of purchasing a steel coil to be coated versus producing that coil at cost.

Scrap and Scrap Substitute Operations. In the fourth quarter Omnisource Corporation became the principal reporting entity in this segment. Just over two months of operating results for OmniSource are included in the fourth quarter segment results, following the purchase of OmniSource on October 26, 2007. Also included in this segment are the scrap operations that were a part of SDI before the purchase of OmniSource and Iron Dynamics, which produces direct-reduced iron (DRI) and molten pig-iron for consumption by the Flat Roll Division.

The segment’s net sales for fourth quarter 2007 were $451 million representing 28 percent of SDI’s fourth quarter net sales. Total ferrous scrap shipments during the quarter were 831,000 tons and non-ferrous scrap shipments were 98.2 million pounds. During the fourth quarter, the company’s scrap operations supplied 239,000 tons of ferrous scrap to SDI’s steel operations, or approximately 22 percent of the tonnage of ferrous scrap purchased by our mills. Operating income for this segment was $11.2 million, excluding profit-sharing costs. It is expected that OmniSource will be accretive to earnings during the first quarter of 2008.

Steel Fabrication Operations. Steel Fabrication Operations includes New Millennium Building Systems, LLC, which operates five fabricating plants that produce joists, trusses, and steel decking used in the construction of non-residential buildings. Fourth quarter net sales were $95.7 million, or 6 percent of SDI’s fourth quarter net sales. Shipments totaled 71,000 tons in the fourth quarter at an average selling price of $1,339 per ton. Operating income for this segment was $10.1 million, excluding profit-sharing costs, or $141 per ton shipped.

Project Status and the Company’s Outlook for 2008

Beyond the expected generally stronger market conditions for 2008, there are a number of factors specific to Steel Dynamics that enhance the company’s outlook for 2008:

•                  In flat-rolled steels, these include the anticipated flexibility to increase hot-band production volume by 15 percent or more due to capacity expansions related to equipment upgrades made during the past two years.

•                  In coated flat-roll steels, the start-up in early 2008 at Jeffersonville, Indiana, of SDI’s second paint line will allow us to enter new markets for painted thin-gauge galvanized steel, complementing the recent success with highly corrosion-resistant GalvAlume® steel. Also, The Techs, which have an annual production capacity of one million tons, will report full-year results in 2008, versus six months in 2007.

•                  In structural steel, we currently expect to begin the commissioning, in May, of a second rolling mill at Columbia City, Indiana. This expansion will ultimately double the mill’s annual production capacity to 2.2 million tons. We anticipate shipments from the Columbia City mill could reach 1.5 million tons in 2008, which would include beam and rail production from the existing rolling mill and partial-year production from the new medium-section mill. Product mix will expand to include smaller beams, light structural shapes, and rail for major railway use. Higher shipping volumes should, in time, improve margins for the division through cost compression.

•                  The engineered bar business offers substantial opportunities in the future with a capacity expansion in the range of 250,000 tons. The expansion of the Pittsboro, Indiana, mill will increase capacity by 50 percent, but has been delayed until early 2009 due to equipment delivery delays. Volume is planned to be relatively stable for 2008 with an emphasis on shifting the mix to higher value products. Recent product qualifications and successful quality audits by major consumers of SBQ steels are very encouraging.

•                  New Millennium Building Systems is now positioned to increase shipping volume and expand its market presence as the three production facilities added as a part of the Roanoke Electric Steel acquisition in 2006 have now been modernized to improve processes and workflow, increasing their production capacities and reducing production costs to allow the plants to compete more effectively.

•                  The addition of OmniSource will contribute to SDI’s earnings and provide growth in 2008 through its expanding participation in the domestic and global ferrous and non-ferrous scrap markets.

•                  During 2008 Steel Dynamics is moving forward on the Mesabi Nugget project, including construction of an iron-nugget production plant and preparations for mining and concentrating iron ore on the Mesabi Iron Range in Minnesota. Although production of this important scrap substitute is not set to begin until 2009, this initiative represents a significant development for SDI in assuring additional future domestic supplies of virgin iron resources at attractive costs.

Achieving these anticipated gains is dependent on favorable demand/supply conditions in the domestic steel markets such that we retain existing volume in our steel business and garner new steel business sufficient to operate our facilities at the planned higher utilization rates. The successful commissioning of new production facilities depends on a variety of factors, including the timely delivery and installation of production equipment and systems, testing and calibration of the equipment, hiring and training of crews, and promptly addressing any unanticipated issues that could lead to start-up delays.

Forward-Looking Statements

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenue growth, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. Such predictive statements are not guarantees of future performance, and actual results could differ materially from our current expectations.

Factors that could cause such predictive statements to turn out other than as anticipated or predicted include, among others:  changes in economic conditions affecting steel consumption; increased foreign imports; increased price competition; difficulties in integrating acquired businesses; risks and uncertainties involving new products or new technologies; changes in the availability or cost of steel scrap or substitute materials; increases in energy costs;

occurrence of unanticipated equipment failures and plant outages; labor unrest; and the effect of the elements on production or consumption.

In addition, we refer you to SDI’s detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K and in other reports which we from time to time file with the Securities and Exchange Commission, available publicly on the SEC Web site, www.sec.gov, and on the Steel Dynamics Web site, www.steeldynamics.com

Forward-looking or predictive statements we make are based on our knowledge of our businesses and the environment in which they operate as of the date on which the statements were made. Due to these risks and uncertainties, as well as matters beyond our control which can affect forward-looking statements, you are cautioned not to place undue reliance on these predictive statements, which speak only as of the date of this press release. We undertake no duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Conference Call and Webcast

On Tuesday, January 29, 2008, at 11:00 am Eastern time, Steel Dynamics will host a conference call in which management will discuss fourth quarter and year 2007 results. You are invited to listen to the live audio broadcast of the conference call over the Internet, accessible from the Steel Dynamics Web site:

www.steeldynamics.com

Dial-in information is available on our Web site. An audio replay of the Webcast will be available from the SDI Web site.

No telephone replay will be available.

Contact:         Fred Warner, Investor Relations Manager, (260) 969-3564 or fax (260) 969-3590

                         f.warner@steeldynamics.com

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

(in thousands, except per share data)

	Three Months Ended		Twelve Months Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2007	2006	2007	2006	2007

Net Sales	$1,451,034	$839,800	$4,384,549	$3,238,787	$1,156,593

Costs of goods sold	1,196,776	610,654	3,468,855	2,408,795	928,142
Selling, general, and administrative expenses	76,001	53,872	224,540	170,878	54,524

Operating Income	178,257	175,274	691,154	659,114	173,927

Interest expense	26,370	8,498	55,416	32,104	14,602
Other (income) expense, net	(4,705)	(1,615)	5,500	(4,545)	(602)

Income before income taxes	156,592	168,391	630,238	631,555	159,927

Income taxes	58,722	63,325	235,672	234,848	59,336

Net income	$97,870	$105,066	$394,566	$396,707	$100,591

Basic earnings per share	$1.05	$1.14	$4.24	$4.22	$1.12

Weighted average common shares outstanding	93,157	92,545	93,161	93,931	89,741

Diluted earnings per share, including effect of assumed conversions	$1.00	$1.03	$4.02	$3.77	$1.06
Weighted average common shares and share equivalents outstanding	98,263	102,297	98,402	105,774	94,929

Dividends declared per share	$.15	$.15	$.60	$.50	$.15

Steel Dynamics, Inc.

UNAUDITED SUPPLEMENTAL OPERATING INFORMATION

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,			Quarterly 2007
	2007	2006	2007	2006		First	Second	Third
Shipments (tons)

Flat Roll Division	613,999	580,967	2,495,360	2,541,251		612,109	579,490	689,762
Structural and Rail Division	279,158	266,941	1,174,776	1,018,426		283,876	309,601	302,141
Engineered Bar Products Division	138,455	122,156	546,585	502,169		142,359	131,976	133,795
Roanoke Bar Division	141,788	145,639	595,041	458,327		170,611	140,399	142,243
Steel of West Virginia	69,111	71,119	283,568	237,437		74,487	70,946	69,024
The Techs	224,186	—	454,877	—	`	—	—	230,691
Steel Operations	1,466,697	1,186,822	5,550,207	4,757,610		1,283,442	1,232,412	1,567,656

Steel Fabrication Operations	71,460	68,256	276,836	236,012		66,507	68,864	70,005
Steel Scrap and Scrap Substitute	963,915	94,742	1,406,169	329,583		98,234	176,846	167,174
Other Operations	33,961	20,301	127,537	90,586		33,113	26,356	34,107
Intercompany	(423,923)	(203,440)	(1,191,461)	(725,522)		(225,095)	(271,951)	(270,492)
Consolidated Shipments	2,112,110	1,166,681	6,169,288	4,688,269		1,256,201	1,232,527	1,568,450

Steel Operations Production (tons)	1,464,045	1,202,254	5,471,314	4,696,455		1,250,387	1,246,238	1,510,644

Average Selling Prices (Per ton shipped)
Steel Operations	$710	$674	$689	$656		$646	$696	$699
Steel Fabrication	1,339	1,243	1,305	1,159		1,205	1,267	1,403
Steel Scrap and Scrap Substitute	467	272	426	288		336	327	343

Note:

•

Steel Operations include the company’s Flat Roll Division, Structural and Rail Division, Engineered Bar Products Division, Roanoke Bar Division, Steel of West Virginia, and The Techs operations (acquired July 2007).

•	Steel Fabrication Operations include the company’s five joist and deck fabrication plants located in Indiana, Florida, Ohio, Virginia, and South Carolina.

•

Steel Scrap and Scrap Substitute Operations include Iron Dynamics, the company’s previously existing five scrap procurement and processing locations, and most recently, OmniSource Corporation operations which was acquired on October 26, 2007.

•	Other Operations include Paragon Steel Enterprises and Dynamic Composites operations.

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2007	December 31, 2006
	(unaudited)
Assets
Current assets
Cash and equivalents	$28,486	$29,373
Accounts receivable	714,123	408,376
Inventories	904,398	569,317
Deferred income taxes	10,427	13,964
Other current assets	38,795	15,167
Total current assets	1,696,229	1,036,197

Property, plant and equipment, net	1,652,097	1,136,703

Restricted cash	11,945	5,702

Intangible assets	514,547	12,226

Goodwill	510,983	30,966

Other assets	133,652	25,223
Total assets	$4,519,453	$2,247,017

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$378,849	$147,942
Income taxes payable	34,063	30,497
Accrued expenses	150,687	91,527
Accrued profit sharing	53,958	46,341
Senior secured revolving credit facility	239,000	80,000
Other current maturities of long-term debt	56,162	686
Total current liabilities	912,719	396,993

Long-term debt
Senior secured term loan A facility	481,250	—
9½% senior unsecured notes due 2009		300,000
6¾% senior notes due 2015	500,000	—
Convertible subordinated 4.0% notes due 2012	37,250	37,500
7⅜% senior notes due 2012	700,000	—
Other long-term debt	16,183	16,920
Unamortized bond premium	—	3,772
Total long-term debt	1,734,683	358,192

Deferred income taxes	318,376	256,803

Minority interest	11,038	1,424

Other liabilities	13,441	2,497

Stockholders’ equity
Common stock	542	537
Treasury stock, at cost	(457,368)	(230,472)
Additional paid-in capital	553,805	367,772
Retained earnings	1,432,217	1,093,271
Total stockholders’ equity	1,529,196	1,231,108
Total liabilities and stockholders’ equity	$4,519,453	$2,247,017

Steel Dynamics, Inc.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Operating activities:
Net income	$97,870	$105,066	$394,566	$396,707

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,039	27,519	138,136	114,812
Unamortized bond premium	—	—	(3,350)	—
Equity-based compensation	1,855	2,233	8,073	8,862
Deferred income taxes	31,228	8,252	29,549	(478)
Minority interest	62	(390)	(386)	306
Changes in certain assets and liabilities:
Accounts receivable	78,858	(5,178)	57,653	(72,277)
Inventories	(1,063)	(11,591)	(119,577)	(66,240)
Accounts payable	(149,429)	(46,634)	(48,835)	(9,787)
Income taxes payable	(28,833)	(3,349)	(27,591)	13,974
Other working capital	7,249	25,546	(35)	19,073
Net cash provided by operating activities	79,836	101,474	428,203	404,952

Investing activities:
Purchase of property, plant and equipment	(139,353)	(44,264)	(395,198)	(128,618)
Acquisition of business, net of cash acquired	(436,444)	—	(848,071)	(89,106)
Purchase of securities	(3,584)	—	(3,584)	(14,075)
Maturities of securities	—	—	—	14,075
Other investing activities	216	69	224	311
Net cash used in investing activities	(579,165)	(44,195)	(1,246,629)	(217,413)

Financing activities:
Issuance of current and long-term debt	1,362,053	265,000	3,157,053	330,000
Repayment of current and long-term debt	(733,421)	(215,533)	(1,761,807)	(297,231)
Issuance of common stock (net of expenses) and proceeds and tax benefits from exercise of stock options	9,187	2,351	29,446	28,503
Purchase of treasury stock	(100,472)	(86,264)	(533,654)	(247,411)
Dividends paid	(13,077)	(14,303)	(55,642)	(37,545)
Debt issuance costs	(7,266)	—	(17,857)	—
Net cash provided by (used in) financing activities	517,004	(48,749)	817,539	(223,684)

Increase (decrease) in cash and equivalents	17,675	8,530	(887)	(36,145)
Cash and equivalents at beginning of period	10,811	20,843	29,373	65,518

Cash and equivalents at end of period	$28,486	$29,373	$28,486	$29,373

Supplemental disclosure of cash flow information:
Cash paid for interest	$33,470	$1,917	$56,391	$32,448
Cash paid for federal and state income taxes	$24,800	$70,392	$208,321	$226,354